Exhibit 10.59

Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan

Plan Purpose

The Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan (the “Plan”) is designed to retain the senior level officers (Level 1 direct reports to the CEO) of Realogy (“Realogy” or the “Company”).

Eligibility

An employee who is eligible to participate in the Plan must meet the following criteria to be eligible for a Retention Plan payment:

•	Be a direct report of the Realogy CEO on the date the Plan is approved by the Compensation Committee of the Board of Directors.

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Remain actively employed and in good standing by Realogy or a subsidiary thereof at the time of the retention payment or on an approved Leave of Absence (LOA) that is covered under the Family Medical Leave Act (FMLA), unless otherwise required by law (see Disability/LOA section for more information).

•	Successfully completes all 2010-2011 mandatory training as determined by Executive Leadership within the specified time periods.

Retention Funding Pool

Funding for the Plan (the “Retention Funding Pool”) will be in an amount equal to 160% of each Level 1 executive officer’s Base Salary.

Executive	Base Salary	Total Retention	Payable July 2010	Payable September 2011
Anthony Hull	$525,000	$840,000	$420,000	$420,000
Alex Perriello	$520,000	$832,000	$416,000	$416,000
Bruce Zipf	$520,000	$832,000	$416,000	$416,000
Kevin Kelleher	$416,000	$665,600	$332,800	$332,800
Donald Casey	$364,000	$582,400	$291,200	$291,200
Marilyn Wasser	$400,000	$640,000	$320,000	$320,000
Dave Weaving	$338,000	$540,800	$270,400	$270,400

Total Retention:		$4,932,800	$2,466,400	$2,466,400

Retention payments

Retention payment will be paid in two tranches as follows:

•	Fifty percent (50%) of the total (i.e. 80% of Base Salary) on/or about July 1, 2010.

•	Fifty percent (50%) of the total on/or about September 1, 2011.

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Retention payments will be made using the same method of payment as the bi-weekly paychecks. If a participant receives a paper paycheck, the retention payment will be paid as a paper check. If the participant utilizes direct deposit, the retention payment will be electronically deposited.

Confidential and Proprietary: Information contained herein is for the sole use of authorized employees of Realogy and should not be disclosed to others.

Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan

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Retention payments are subject to federal income tax withholding at a flat rate as prescribed by the Internal Revenue Service. Applicable FICA, state, and local taxes will also be deducted as applicable.

•	Retention payments are not subject to deductions for 401(k) contributions or any other voluntary benefit deductions.
•	The 2010 payment is not offset by any payments that may be earned under the 2009 Realogy Bonus Plan.

•	The 2011 payment may be offset (i.e. reduced) by bonus payments earned pursuant to the 2010 Realogy Annual Bonus Plan paid out in Q1 2011.

Status Changes

New Hires

•	Not eligible unless separately approved by the Compensation Committee.

Disability/Leave of Absence (LOA)

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Subject to the provisions herein, participants on an approved LOA (including short-term disability) during 2009 will be eligible for a pro-rated bonus based on the participant’s eligible earnings during the time that they were actively employed in the bonus-eligible position. Eligible earnings do not include short-term disability or workers’ compensation income.

o	Participants on an approved LOA that is covered under the FMLA at the time of the regular retention payment will be paid at the same time as the regular retention payment.

o	Participants on approved LOAs not covered by the FMLA at the time of the regular retention payment will not be eligible to receive retention payment unless and until they return to work, except as set forth below.

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In the event of Total Disability, as defined under the terms of the Long Term Disability program, the participant will receive a pro-rated retention payment upon determination of Total Disability or at the time of the regular retention payment, which ever is later, based on the participant’s eligible earnings while actively employed in the Retention-Plan-eligible position.

Terminations

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Participants who resign or are terminated for any reason other than death or disability, before the date of the retention payment, will be ineligible for a retention payment under this Plan, unless otherwise required by law.

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In the case of death or Company-Approved Retirement, a pro-rated retention payment will be paid to the beneficiary designated by the participant under the group term life insurance plan, and in the absence of any such designation, to the participant’s estate. Payments will be based on the participant’s eligible earnings while actively employed in a retention-eligible position.

o	The retention payment will be based on the same parameters as those for other participants and will be paid at the same time as the regular retention payment.

Confidential and Proprietary: Information contained herein is for the sole use of authorized employees of Realogy and should not be disclosed to others.

Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan

Plan Administration

The Compensation Committee of Domus Holdings Corp., the parent company of Realogy (the “Compensation Committee”), has overall responsibility for, and has the maximum discretion permitted under the law over, the administration of the Plan and the interpretation of all of the Plan’s terms. The Compensation Committee reserves the right to amend, suspend, or terminate the Plan at any time. This Plan may not be amended, modified or supplemented without the prior approval of the Compensation Committee.

Changes and the addition of newly eligible employees to the Plan will be effective only via action by the Compensation Committee.

The Compensation Committee may delegate the administrative compliance tasks of the Plan to a Company representative.

Other Provisions

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If the Company determines that a participant has violated any of the policies contained in the Realogy Code of Ethics or Key Policies, he/she is no longer an employee in good standing and accordingly ineligible to receive a retention payment under this Plan.

•	Except as expressly provided in this Plan, all other terms and conditions of Executive’s Employment Agreement remain in effect and unaltered.

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Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

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The Plan shall not be construed as conferring on a participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that as a participant or any other person acquired a right to receive payments from the Company, such right shall be no greater than the rights of an unsecured general creditor.

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This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and to the extent this Plan is not so exempt, to comply with Section 409A, and this Plan should be interpreted, administered and operated accordingly.

Confidential and Proprietary: Information contained herein is for the sole use of authorized employees of Realogy and should not be disclosed to others.

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